Exhibit 10.23

CABLE & WIRELESS

Customer Solution Document

Rackspace Co-Location

Hosting Sales
Paul Barclay

CABLE & WIRELESS Hosting Solutions	Customer Solution Document
Rackspace	Co-Location

Table of Contents

(i) Document Information	2
(ii) Account Teams	2
(iii) Document History	2
1. Solution Summary	4
2. Topology	4
3. Standard Services	4
3.1 Cable & Wireless Hosting Services	4
4. Description of Work	4
4.1 Implementation information	4
4.1.1 Network	5
4.1.2 Server	5
4.1.3 Application	5
4.1.4 Security	5
4.2 Operational information	5
4.3 Resources	5
4.4 Customer Timescales	5
5 Assumptions and Deliverables	6
5.1 Assumptions	6
5.2 Cable & Wireless Deliverables	6
5.3 Non-Cable & Wireless Deliverables	6
6. Equipment Summary	6
6.1 Servers	6
6.2 Network	6
7. Commercial Summary	7
7.1 Agreed Commercials	7
7.1.2 Term of Contract	7
7.1.3. Rent Payments	7
7.1.4 Break Payment	7
7.1.5. Additional Space	7
7.1.6 Agreed Fixed Charges	7
7.2 Agreed Special Terms	7
7.2.1 Reserved Space	7
8. Acceptance and Sign Off	8

CSD 310306 Rackspace Co- Location v1	Commercial In Confidence

CABLE & WIRELESS Hosting Solutions	Customer Solution Document
Rackspace	Co-Location

1. Solution Summary

Rackspace is a hosting company focusing on the provision of managed services to mid-sized enterprises. They have existing operations in the UK and US. They are undergoing a period of rapid growth and as a result are becoming capacity constrained within their existing UK facilities.

Rackspace has requested that the co-location space should comprise a dedicated caged-off suite or room with contiguous space in the region of 10,000 to 15,000 square feet. Cable & Wireless have a suitable area available on the first floor at Park Royal where there is 12030 feet available. Space has been allocated in Unit 8 mezzanine at Park Royal

2. Topology

N/A (Colo)

3. Standard Services

3.1 Cable & Wireless Hosting Services

Services are detailed in the Hosting & Security Order Ref: HST-SEC-06-Rackspace

4. Description of Work

The following tasks are to be deliverable by the Hosting Implementation Team at Cable & Wireless:

Cable & Wireless will prepare and provide space, power, and cooling for the collocation of equipment as below.

The following tasks are out of scope:

•	Any action/product/service not detailed below

4.1 Implementation information

The following space has been allocated in Unit 8 mezzanine to accommodate Rackspace. Cable & Wireless will provide 11750sqft of facilities space charged to Rackspace to cover power/cooling requirements into one contiguous space. Caging and potentially restrictions to access routes for the other client to be installed into this area will be required.

Rackspace have specified the following electrical requirements:

•	2 x 16a Socket Outlets (active/passive) presented beneath each cabinet footprint

A cross connect is required from the caged area to an entry node.

CSD 310306 Rackspace Co- Location v1	Commercial In Confidence

CABLE & WIRELESS Hosting Solutions	Customer Solution Document
Rackspace	Co-Location

4.1.1 Network

All network devices will be installed, configured, and managed by Rackspace. Cable & Wireless is not managing the hosted network infrastructure.

Rackspace will require a number of data circuits presented to their cage. C&W, Colt, BT and MCI can provide the various circuits. Circuits presented to the Rackspace suite on copper or fibre will emanate from Unit 8 node or the BT intake room.

4.1.2 Server

Servers will be installed, configured, and managed by Rackspace. Cable & Wireless will not be providing Managed OS or hardware maintenance for this infrastructure.

4.1.3 Application

Not applicable

4.1.4 Security

C&W will provide physical security but no network security

4.2 Operational information

Not applicable

4.3 Resources

Cable & Wireless will provide the following resources to for the implementation of this solution as detailed in the Hosting & Security Order Ref: HST-SEC-06-Rackspace

•	Project Manager

•	Facilities Engineer

4.4 Customer Timescales

The implementation schedule will be within 30 working days of the contract signature

CSD 310306 Rackspace Co- Location v1	Commercial In Confidence

CABLE & WIRELESS Hosting Solutions	Customer Solution Document
Rackspace	Co-Location

5 Assumptions and Deliverables

The following information details the assumptions being made within this solution, and lists Cable & Wireless’s deliverables for this solution.

5.1 Assumptions

The following assumptions have been made in detailing the solution:

•	Excluding caging, electrical infrastructure and cross-connects, the customer will provide the equipment required to build the solution

•	Any and all software licenses will be provided by the customer

•	Resource and information will be made available in a timely manner when needed to further the implementation of the solution

5.2 Cable & Wireless Deliverables

The following tasks are considered to be in the scope of this solution and therefore deliverable by Cable & Wireless:

•	Preparation of the rack space (including power and custom rack configuration as above)

•

Implementation of Internet uplinks and optical services to iXEurope at Heathrow consisting of 2 GigE Managed diverse circuits, connecting IXEurope Heathrow to Park Royal and initially 1GigE burstable IP transit connection with a commit of 100MB.

•	Implementation of Cat 6 UTP RJ45 Cross Connect

•	The space is provided with power provision of 1180w sqm

5.3 Non-Cable & Wireless Deliverables

The following are considered to be out of scope, and as such will not be delivered by Cable & Wireless.

•	Installation or configuration of any hardware/software

•	Patching / interconnection of any systems or network devices – pending decision from client on provision of cabling services with their area

•	Migration of data from existing systems

6. Equipment Summary

6.1 Servers

Not applicable (co location environment)

6.2 Network

Not applicable (co location environment)

CSD 310306 Rackspace Co- Location v1	Commercial In Confidence

CABLE & WIRELESS Hosting Solutions	Customer Solution Document
Rackspace	Co-Location

7. Commercial Summary

Commercial should be read in conjunction with Hosting & Security Order Ref: HST-SEC-06-Rackspace

7.1 Agreed Commercials.

7.1.2 Term of Contract

5 year deal with 3 year break clause for 12,000* sq. ft. of contiguous raised floor in Park Royal.

7.1.3. Rent Payments

Rent payments per sq ft per year are as follows;

Year 1; 11,750 sq. ft @ £8.00 per month

Year 2; 12,000 sq. ft @ £10.00 per month

Year 3; 12,000 sq. ft @ £10.00 per month

Year 4; 12,000 sq. ft @ £11.00 per month

Year 5; 12,000 sq. ft @ £11.00 per month

7.1.4 Break Payment

Break penalty at end of Year 3 of one off payment £288,000 should Rackspace exit Park Royal.

7.1.5. Additional Space

Rental of Additional office space within Park Royal facility of 730 sqft @ £25.00 per sqft per annum. Move-in date within 30 days after contract signing date.

7.1.6 Agreed Fixed Charges

•	£7,000 per install, per link, per end for diverse circuits connections

•	£25,000 for build-out of inventory room and server build room on live floor

•	IP Transit: 1 Gig E at 100 meg commit for £21.50 for first 100 megs and £25.00 per meg above 100meg at 95th percentile. With £0 install cost for IP Transit

7.2 Agreed Special Terms

7.2.1 Reserved Space

C&W will reserve 250 sqft within the 12,000-sqft contiguous area of raised floor in 8m suite in Park Royal without charge for first full year of contract.

7.2.2 Cabling

C&W LAN Services will provide to Rackspace a competitive quotation for cabling of live floor area. Rackspace can reserve the right to benchmark C&W LAN Services quotation against other cabling companies. C&W will ensure that C&W LAN Services total will not be >10% of any other price obtained by Rackspace.

CSD 310306 Rackspace Co- Location v1	Commercial In Confidence

CABLE & WIRELESS Hosting Solutions	Customer Solution Document
Rackspace	Co-Location

8. Acceptance and Sign Off

If you wish to accept this CSD, please complete the following details, sign the appropriate signature block (below) and return to C&W.

Company (Legal name)
Registered address
Postcode:
Correspondence address
Postcode:
Main contact	Name:	Phone:
	Email:	Fax:

Technical contact	Name:	Phone:
	Email:	Fax:

Billing address	N/a
Postcode:
Billing contact	Name:	Phone:
	Email:	Fax:

By signing this Customer Solution Document (CSD) below the Customer acknowledges it has received, and agrees to be bound by it.

CSD 310306 Rackspace Co- Location v1	Commercial In Confidence

June 29th 2007

AMENDMENT AGREEMENT

This Amendment Agreement is an amendment to the agreement for a managed hosting solution and is made between:

CABLE & WIRELESS UK, whose registered address is Lakeside House, Cain Road, Bracknell, Berkshire, RG12 1XL (registered number 1541957) (“C&W”); and

RACKSPACE MANAGED HOSTING LIMITED whose registered address is 2 Longwalk Road, Stockley, Uxbridge, UB111 BA (‘‘Rackspace’’),

together the “Parties”.

WHEREAS:

(A)	The Parties entered into an agreement for the provision of a Co-Location hosting solution, dated 7 April 2006, which included a service description for C&W’s Co-Location hosting solution (together the “Agreement”) (a copy of both is attached at schedule 1).

(B)	The Parties now wish to amend the Agreement on the terms set out below.

IT IS AGREED as follows:

The Agreement will be varied in the following manner:

1.	Part A – Definitions and Interpretation

CABLE&WIRELESS UK REGISTERED OFFICE: LAKESIDE HOUSE, CAIN ROAD, BRACKNELL BERKSHIRE RG12 1XL REGISTERED IN ENGLAND AND WALES: NO 1541957

A new definition shall be added and shall read as follows:

“Interim Customer Site” is the area allocated by C&W for the provision of the Services at C&W’s site in Park Royal from 1 October 2007 for a period of 12 months;”

2.	Part D – Charges and Payment

A new clause 10 shall be added and shall read as follows:

“10 The Parties acknowledge the Initial Period of 5 years, unless otherwise set out on an Order Form. The Parties also acknowledge that certain payments have been waived by C&W. However, Rackspace agree that in the event that they terminate the Agreement for any reason prior to 6th April 2009, then such payments shall be invoiced by C&W and become due and payable by Rackspace.”

3.	Part H – Maintenance and Modification

3.1	A new clause 4 shall be added and shall read as follows:

“4 On 6 months written notice by C&W to Rackspace, such period expiring no earlier than 31 March 2009 and again no earlier than 31 July 2009, Rackspace shall migrate its use of the Services to another supplier or its own data centre (as the case may be), In contiguous sq feet blocks of no less than 1500 sq feet and no more than 2000 sq feet blocks at a time for both of the above agreed dates. Any such notices to be at least 3 months apart of the dates set out in this clause 4.”

3.2	A new clause 5 shall be added and shall read as follows:

“5 In accordance with clause H4 above, upon such notices from Cable&Wireless, Rackspace will migrate all equipment from the Customer Site by no later than 31 December 2009. In the even that Rackspace has not vacated such blocks in accordance to H4 above and H5 then Rackspace shall be liable to pay to C&W £100.00 per sq foot, per month (pro rated), that they have not migrated equipment away.”

3.3	A new clause 6 shall be added and shall read as follows:

“6 As Rackspace migrate its use of the Services away from the Customer Site in accordance with clause H4 above, C&W will erect a cage at C&W cost, or other such division as is appropriate at the time, around such blocks of space, at the time Rackspace migrate all its equipment away from such block of space.”

4.	A new appendix to the Agreement shall be added to the Agreement to set out the terms of Rackspace requiring additional hosting space for a 12 month period and shall read as is set out in Schedule 2 to this Amendment.

5.	The Parties acknowledge that there is a current outstanding dispute between the Parties in relation to charges for electricity charged by C&W to Rackspace for the use of the Services at the Customer Site. The Parties agree to enter into good faith negotiations to resolve this dispute and to agree a new electricity rate to be charged under clause D2 of the Agreement.

6.	All terms of the Agreement shall remain in full force and effect save for as amended above.

7.	All terms referred to in this Amendment Agreement shall have the same meaning as that set out in the Agreement, save for as otherwise set out herein.

8.	A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

9.	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

10.	This Agreement shall be governed by and construed in accordance with the law of England and Wales and each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

SIGNED

For and on behalf of CABLE & WIRELESS UK

Name	/s/ D J HUGHES
Date	3 July 07

SIGNED	/s/ D J HUGHES

For and on behalf of RACKSPACE MANAGED HOSTING LIMITED

Name	ILLEGIBLE
Date	29/06/2007

Schedule 1

The Agreement

“CW standard terms

270306_RKSPE.doc”

“CW

-HOSTING-CO_LOCA

Schedule 2

“Appendix”

Interim Customer Site

1.	The Interim Customer Site shall be provided by C&W to Rackspace from 1 October 2007 to 30 September 2008 (“Interim Site Period”).

2.	The Interim Customer Site shall be an area of no more than 3200 sq feet and no less than 2900 sq feet.

3.	On expiry of the Interim Site Period, the Interim Customer Site shall be returned to C&W.

4.	Any power circuits taken by Rackspace pursuant to an Order in accordance with clause B1, and irrespective of the initial Period determined on such Order, shall terminate on expiry of the Interim Site Period.

5.

On expiry of the Interim Site Period. Rackspace shall have an additional period of no more than 3 months to migrate its use of the Services (pro rated) to either an alternative supplier and/or to their own data centre, as the case may be. Rackspace will advise Cable&Wireless no later than 1st August 2008, specifying how long they require to migrate their services “Migration Period”.

6.	In the event that Rackspace has not migrated all of its equipment held at the Interim Customer Site by the expiry Migration Period, Rackspace shall be liable to pay to C&W £100.00 per sq foot, per month (pro rated), that they have not migrated equipment out of.

7.	Rackspace shall be responsible for erecting and maintaining a secure wall surrounding the Interim Customer Site in accordance with all instructions provided by C&W to Rackspace from to time. The cost of erecting and maintaining such security wall shall be that solely of Rackspace.

8.	The Charges for the Interim Customer Site are £25.00 per sq foot, per month and shall be paid in accordance with the Agreement.

9.	Effective from 1 July 2007, for the purposes of this Appendix, paragraph 2 of clause D2 of the Agreement shall be deleted and replaced with the following:

“The charge for power used by the Customer shall be £0.13 per kwh per month. C&W shall provide 30 days notice of any change to this pence per kwh charge.”

10.	All terms of the Agreement shall apply equally to the Interim Customer Site, save as set out in this Appendix.”

11.	Cable&Wireless will have no liability whatsoever with regards to the moving of Rackspaces equipments.

Cable & Wireless

General Terms (Hosting)

UK Edition - Rackspace

CW standard terms 270306_RKSPE	1
April 2006

Contents

A	Definitions and Interpretation	3

B	Orders	4

C	Service Provision	4

D	Charges and Payment	5

E	Service Credits	6

F	Customer’s use of Service	6

G	Resale of the Service	6

H	Maintenance and Modification	6

I	Intellectual Property Rights	6

J	Proprietary Marks	6

K	C&W Software	6

L	Access Codes and Security Tokens (if provided by C&W)	7

M	Equipment Used with The Service	7

N	Confidentiality	8

O	Data Protection	8

P	Termination	8

Q	Consequences of Termination	9

R	Force Majeure	9

S	Events for which C&W will not be liable	9

T	Liability	9

U	Miscellaneous Terms	9

CW standard terms 270306_RKSPE	2
April 2006

A	Definitions and Interpretation

1	Words and phrases in this Agreement that start with a capital letter will have the following meanings:

“Access Code” is a user ID, PIN or password for use with the Service issued by C&W;

“Acceptable Use Policy” or “AUP” is C&W’s policy regarding use of the Services, which is published on C&W’s website (www.cw.com) as at the date of this Agreement subject to any changes that C&W may make from time to time. If C&W modifies the AUP in a manner that materially adversely affects Rackspace’s use and enjoyment of the Services then Rackspace may terminate the Agreement without penalty;

“Agreement” is this agreement (including each Order placed under it) and the Co location Customer Solution document dated [    ] which will take effect on the date when the first Order Form is accepted by C&W;

“Applicable Data Protection Law” is the EU Data Protection Directive (95/46/EC) (as implemented in the United Kingdom as the Data Protection Act 1998) and the Privacy and Electronic Communications Directive (2002/58/EC) (as implemented in the United Kingdom as the Privacy and Electronic Communications (EC Directive) Regulations 2003 (S12003/2426);

“C&W” is Cable & Wireless UK (registered number: 1541957), a company registered in England and Wales with unlimited liability;

“C&W CPE” is any hardware supplied by C&W to the Customer (including cabling) and any C&W Software embedded in, or downloaded onto, that hardware (excluding Sale Equipment);

“C&W Party” is C&W, its agents, suppliers, subcontractors and licensors and Cable & Wireless Plc, or any of C&W’s subsidiaries (as defined in sections 736 and 736A of the Companies Act 1985);

“C&W Software” is any software provided to the Customer by C&W under this Agreement whether or not proprietary to C&W or a C&W Party;

“Charges” are any amounts payable by the Customer for the Services;

“Confidential Information” is all information (whether written or oral) which comes into a Party’s possession under or in connection with this Agreement that:

a)	is of a confidential nature (whether identified as confidential or not); or

b)	is reasonably considered by the disclosing Party to be confidential and is identified as confidential,

“Customer” is the entity named on the first Order Form;

“Customer Equipment” is any hardware and/or software (including Sale Equipment) that is not C&W CPE;

“Customer Site” is the areas allocated by C&W for the provision of the Services at C&W’s site in Park Royal;

“Data Controller” is as defined in the Data Protection Act 1998;

“Data Processor” is as defined in the Data Protection Act 1998;

“Early Termination Charges” are the amounts equivalent to 60% of the balance of the monthly recurring Charges (as set out in the Agreement) remaining before the third anniversary of the Service Commencements Date in the event that Rackspace terminate without cause prior to the third anniversary of the Service Commencement Date

“Export/Import Control” are any applicable domestic and/or foreign government export and/or import laws, rules, policies, procedures, restrictions and regulations;

“General Terms” are the terms and conditions set out in this document;

“Initial Period” is a period commencing on the relevant Service Commencement Date for each Customer Site under an Order and expiring at the end of the period of time specified for such Customer Site in the relevant Order Form which period of time, if not specified in any Order Form, will be 5 years;

“Intellectual Property Rights” are all rights in inventions, patents, copyrights, design rights, semiconductor topography and chip design rights, trade marks and trade names, database rights, domain names, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered) and all applications and registrations for and extensions and renewals of such rights or any of them, anywhere in the world;

“Marks” are names, logos, trademarks, trade names or other proprietary marks;

“Order” is a separate contract between C&W and the Customer under the Agreement for the provision of the Service and incorporates the Order Form and the General Terms together with the Tariff Schedule and the Service Schedule, and the Co location Customer Solution document dated [ ] as applicable;

“Order Form” is C&W’s standard order form for the Service signed and submitted by the Customer to C&W, which will specify;

a)	the Service Schedule (including any applicable appendices); and

b)	the Tariff Schedule,

applicable to the Service;

“Party” can refer to either C&W or the Customer as required by the context and “Parties” refers to C&W and the Customer together;

CW standard terms 270306_RKSPE	3
April 2006

“Personal Data” is information defined as personal data in the Data Protection Act 1998 and/or information treated as personal data under any other law or regulation applicable to it;

“Planned Outage” is a temporary Service interruption, the date, time and duration of which is agreed between the Parties in advance:

a)	to allow necessary action to be carried out to maintain the quality of the Services and/or of C&W’s network; or

b)	in respect of any other event specified as a “Planned Outage” in the Service Schedule, where applicable,

c)	in an emergency caused by circumstances outside C&W’s reasonable control, C&W will interrupt service with as much notice as is reasonably practicable.

“Sale Equipment” is any Customer Equipment that C&W sells to the Customer under an Order;

Security Token is a hardware item that may be provided to the Customer as part of the Service that generates a pass code;

“Service” is any service provided by C&W to the Customer as specified in the applicable Order Form and/or Service Schedule and the Co location Customer Solution document dated [    ] or all of those services taken together,

“Service Commencement Date” for each Customer Site under each Order is the earlier of:

a)	the date when C&W is ready to start providing the Service under that Order at that Customer Site; and

b)	the first date on which the Customer makes use of the Service provided under that Order at that Customer Site,

“Service Credit” where applicable, is any rebate of the Charges payable by C&W to the Customer in accordance with the Service Schedule;

“Service Schedule” where applicable, sets out the description of the Service to be provided by C&W to the Customer, together with any applicable:

a)	service levels;

b)	Service Credits;

c)	Early Termination Charges;

d)	other Charges that may be payable in addition to those set out in the Tariff Schedule; and

e)	appendices describing any additional options for the Service ordered by the Customer.

“Tariff Schedule” is the list of Charges payable by the Customer to C&W for the relevant Service as provided by C&W and/or as otherwise made available by C&W; and

“Wasted Costs” are the irrecoverable costs that C&W incurs as a result of the Service Commencement Date not occurring on the date specified in the Order Form.

2	Any phrase introduced by the words including, include, in particular, for example or any similar word or expression is illustrative and is not intended in any way to limit the sense or interpretation of the preceding words.

3	Any reference to a person or persons includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

4	A reference to a statue, statutory provision or subordinate legislation will be construed as referring to that legislation as amended and in force from time to time.

5	Use of the singular includes the plural and vice versa.

6	A month is a calendar month.

7	If there is an inconsistency between any of the provisions of this Agreement then the provisions will apply in the following order of precedence: Order Form, General Terms, Service Schedule and Tariff Schedule.

B	Orders

1	Placing an Order

The Customer may request C&W to provide a Service at any time by completing and signing an Order Form and submitting it to C&W. C&W is not under any obligation to accept any Order Form submitted by the Customer. If C&W accepts an Order Form, C&W will notify the Customer of its acceptance and the Order Form (together with the documents referred to in it) will become an “Order” from the date of that notification.

2	Term of an Order

The Initial Period will commence on the relevant Service Commencement Date. Following expiry of its Initial Period, the Service will continue until terminated by either Party in accordance with this Agreement.

C	Service Provision

1	C&W’s Obligations

C&W will provide the Service:

a)	from its Service Commencement Date in accordance with this Agreement; and

b)	using the reasonable skill and care expected of a competent provider of the Service.

2	The Customer’s Obligations

The Customer will:

a)	allow C&W and its representatives access to the Customer Sites at all reasonable times to carry out any surveys to assess the suitability of Customer Sites for the provision of the Services, where applicable, and any works necessary to the performance of C&W’s obligations under this Agreement;

CW standard terms 270306_RKSPE	4
April 2006

b)	provide C&W with reasonable assistance and co-operation in relation to the provision of the Service as requested by C&W from time to time;

c)	allow C&W to monitor use of the Service at any time;

d)	discharge any other responsibilities and perform any other obligations of the Customer as detailed in the relevant Service Schedule.

e)	comply with Export/Import Controls in relation to any item (whether tangible or intangible) provided to the Customer by C&W under this Agreement.

D	Charges and Payment

1	The Customer will pay the Charges to C&W for each Service from the relevant Service Commencement Date in accordance with this clause D.

2	The Charges payable by the Customer will be calculated in accordance with the relevant Order. These Charges will not change during the Initial Period unless both Parties agree. C&W may amend the Charges applicable to an Order at any time after expiry of the Initial Period by notifying the Customer. Any amendments to the Charges will apply from the date specified by C&W in its notification unless the Customer gives notice to terminate the relevant Order within 10 days of C&W notifying the Customer of the amendment.

The charge for power used by the Customer shall be passed through at cost by C&W and shall initially be £121.65 per month per 16amp socket from the date the Customer first draws power from the relevant socket. To the extent that the actual cost to C&W of the power from its power supplier is increased or decreased during the term of this Agreement, then C&W shall within a reasonable time increase or decrease the actual power charge by the equivalent change in the actual cost to C&W of the power from its power supplier.

3	If the Service Commencement Date does not occur on the date specified in the Order Form as a result of any failure by the Customer to:

a)	perform its obligations under the Agreement; and/or

b)	comply with any reasonable requirements or instructions of C&W relating to the implementation of the Service.

then the Customer will reimburse C&W 10% of any Wasted Costs for each day of delay up to a maximum of 30% within 7 days of the date of a claim from C&W for those Wasted Costs

4	All Charges under this Agreement are exclusive of any applicable fees, surcharges and taxes (including VAT or any other tax of a similar nature) which will be paid by the Customer together with the Charges.

5	Unless otherwise specified in this Agreement, C&W will invoice the Customer:

a)	for recurring Charges, monthly in advance;

b)	for usage based Charges, monthly in arrears; and

c)	for all other Charges, as incurred.

The Customer will pay each invoice in full within 30 days of the date of the invoice.

6	If the Customer, acting in good faith, disputes all or any part of an invoice then the Customer will notify C&W of that dispute within 30 days of the invoice date. In its notification the Customer will specify what amounts in the invoice it disputes and its reasons for disputing those amounts. Any amounts in the invoice that are not notified to C&W as being in dispute will be paid by the Customer in accordance with clause D5. The Customer will co-operate with C&W to resolve the dispute in a timely manner. If the Parties agree that all or any part of the disputed amount is properly due, then the Customer will pay that amount in full within 10 days of that agreement.

7	In addition to any other remedy, C&W has right to charge interest on any late payment under this Agreement at rate of 3% above the base rate from time to time of Barclays Bank Plc from the date it falls due under clause D5, except where that payment is properly disputed under clause D6, until the actual date of payment.

8	C&W may require the Customer to pay a deposit to C&W as security for payment of future invoice if C&W reasonably considers that there has been a material adverse change in the financial status of the Customer and customer is overdue with payments. C&W may apply the deposit in satisfaction of any overdue amounts and then require the Customer to reinstate the deposit to its previous level. Any outstanding deposit paid to C&W under this clause D8 will be repaid to the Customer within 60 days of expiry or earlier termination of this Agreement, less any amounts then due and owing by the Customer to C&W.

9	The Customer shall ensure that:

(a)	a guarantor reasonably acceptable to C&W shall on the Commencement Date enter into a guarantee in the form set out in the attachment to this Agreement;

(b)	such guarantee is maintained in place and in full force and effect in accordance with its terms.

C&W shall review its requirement for the guarantee on the first anniversary of the date of this Agreement. If the Customer’s account history with C&W is satisfactory and subject to a favourable report being available form a leading credit reference agency, such as Dunn & Bradstreet, the guarantee shall be terminated by written agreement between the Parties.

CW standard terms 270306_RKSPE	5
April 2006

E	Service Credits

1	C&W will be liable for Service Credits (if applicable) as set out in the Service Schedule.

2	Payment by C&W of Service Credits will be in full and final settlement of any claim the Customer may have in respect of the associated failures(s) by C&W to perform its obligations under this Agreement, which gave rise to the obligation to pay such Service Credits.

F	Customer’s use of Service

1	The Customer will ensure that no person uses the Service (or part of it) in a manner that is inconsistent with:

a)	any applicable laws, regulations, codes of practice; or

b)	the rights of a third party;

c)	the AUP.

G	Resale of the Service

1	The Customer may resell the Service provided that the Customer (it being understood that Customer’s provision of managed hosting services to its customers shall not be deemed to be reselling the Service):

a)	obtains the prior written consent of C&W to each resale, such consent not to be unreasonably withheld or delayed;

b)	does not act in any way in relation to the resale of the Service which could (in C&W’s reasonable opinion) reflect badly on C&W or diminish C&W’s reputation or goodwill;

c)	makes it clear to end users at all times that it is acting as a reseller and not as C&W’s agent;

d)	is responsible for any dealings with end users concerning the Service and ensures that end users do not contact C&W directly unless otherwise agreed; and

2	The Customer indemnifies and will hold C&W Parties harmless against all costs, claims, demands, expenses and liabilities of whatsoever nature incurred by a C&W Party and arising out of or in connection with the resale of the Service other than caused by C&W’s own negligence or breach of this Agreement by C&W.

H	Maintenance and Modification

1	C&W may modify the Service at any time provided that the modification will not reduce the quality of the Service as specified under the relevant Service Schedule.

2	C&W will carry out maintenance as specified in the Service Schedule.

3	The Customer may at any time request that C&W make:

a)	any addition to the Service subject to the Customer paying the additional Charges set out in the Tariff Schedule or the Service Schedule (as applicable) or as otherwise agreed between the Parties;

b)	any reduction in the Service subject to an equivalent Early Termination charge being made for the reduction in Service Required,

and if C&W implements any addition or reduction in accordance with this clause, then the relevant Order will be amended accordingly.

I	Intellectual Property Rights

1	C&W has the necessary rights, title and interest in all Intellectual Property Rights to enable it to provide the Service.

2	This Agreement will not operate to transfer any Intellectual Property Rights owned by a Party to the other party.

3	Subject to clause G2 and T, C&W will indemnify and hold the Customer harmless against all costs, claims, demands, expenses and liabilities whatsoever arising out of or in connection with any claim by a third party that the use by the Customer of any C&W CPE, Sale Equipment and/or C&W Software provided under this Agreement infringes any third party Intellectual Property Rights (except where the Customer has made any modification whatsoever to the C&W CPE, Sale Equipment and/or C&W Software, or where the claim arises from any unauthorized use of C&W CPE, Sale Equipment and/or C&W Software by the Customer). The Customer will notify C&W of any claim arising under this clause as soon as reasonably practical after becoming aware of it. Unless otherwise required by C&W, the Customer will give conduct of the defence to any claim or action under this clause to C&W and will not at any time admit liability or otherwise attempt to settle the claim or action except with the written consent of C&W. The Customer will provide C&W with reasonable assistance in relation to the defence of the claim or action at C&W’s cost. In addition, C&W will use reasonable endeavours to procure for the Customer the right to continue its use of the affected Intellectual Property Rights or provide a reasonably acceptable substitute.

J	Proprietary Marks

1	Neither Party will use the other Party’s Marks in any advertising or publicity without first obtaining written consent from that Party. Consent under this clause will be effective until the Agreement is terminated unless otherwise stated in the consent.

K	C&W Software

1	For any C&W Software which is not accompanied by a separate end user licence, C&W grants to the Customer a non-exclusive, non-transferable, limited licence to use the C&W Software and any related documentation only with Service until the relevant Order is terminated.

2	For any C&W Software which is accompanied by an end user licence, the Customer will comply with the provisions of that end user licence in addition to the provisions set out in this Agreement.

3	In any event, the Customer will not (nor attempt to, nor allow others to):

CW standard terms 270306_RKSPE	6
April 2006

a)	reproduce, modify, adapt or translate the C&W Software;

b)	create derivative works from the C&W Software;

c)	transfer or transmit the C&W Software in any form or by any means;

d)	reverse engineer, disassemble, or otherwise attempt to derive source code of the C&W Software; and

e)	use the C&W Software for any other purpose not specifically described in the Agreement.

L	Access Codes and Security Tokens (if provided by C&W)

1	The Customer will use Access Codes and/or Security Tokens only as part of the Service for which they are supplied by C&W and as reasonably instructed by C&W.

2	The Customer is solely responsible for the safekeeping of, and any damage caused to, Access Codes and Security Tokens. Security Tokens will at all times remain the property of C&W.

3	The Customer will immediately notify C&W if it believes that:

a)	the security of an Access Code or Security Token is compromised, or

b)	a Security Token is lost, stolen or becomes defective in any way.

4	C&W, at its option, may without notice to the Customer deactivate an Access Code or a Security Token and/or otherwise suspend access to the Service through that Access Code or Security Token, if:

a)	C&W receives a notification under clause L3;

b)	C&W reasonably believes that the security of the Access Code or Security Token has been compromised; or

c)	the Service is suspended under clause P.

5	The deactivation or suspension referred to in clause L4 will continue until the reason for the deactivation or suspension has been resolved, at which point C&W will provide the Customer with a replacement Access Code and/or Security Token.

M	Equipment Used with The Service

1	C&W CPE

This clause M1 will only apply if the Service Schedule specifies that C&W CPE is to be provided as part of the Service.

a)	The Customer will use C&W CPE only for the purposes of the Service.

b)	The Customer will not open, repair, maintain, modify or move C&W CPE.

c)	The Customer will not in any way modify, move, remove or otherwise tamper with any Marks on or in C&W CPE.

d)	The Customer will be responsible, and will reimburse C&W for all costs, expenses and liabilities that C&W incurs as a result of, any loss of or damage to C&W CPE, unless directly caused by C&W.

e)	Customer will not permit any lien, charge or other like restriction to be placed on C&W CPE.

f)	C&W may take possession of C&W CPE from a Customer Site at any time or take other reasonable steps which C&W reasonably believes are necessary to protect its ownership rights in C&W CPE.

g)	Promptly after expiry or earlier termination of an Order or this Agreement, the Customer will at C&W’s option either (i) give C&W access to and all reasonable assistance to remove C&W CPE; or (ii) dispose of the C&W CPE in an appropriate manner and in accordance with the Customer’s obligations under clause U11.

2	Customer Equipment

This clause M2 will only apply if the Customer uses Customer Equipment with the Service.

a)	Except as expressly provided in the Service Schedule, the Customer is solely responsible for the use (including installation and maintenance) of Customer Equipment with the Service.

b)	If C&W gives the Customer notice that C&W reasonably believes certain Customer Equipment is likely to interfere with the Service or the C&W network, the Customer will promptly correct the problem.

c)	The customer will comply with reasonable security standards and procedures established by C&W for Customer Equipment.

d)	Promptly after expiry or earlier termination of an Order or this Agreement, the Customer will disconnect all Customer Equipment.

3	Sale Equipment

This clause M3 will only apply if C&W provides Sale Equipment as part of the Service.

a)	Risk in the Sale Equipment will pass to the Customer on delivery.

b)	Title in the Sale Equipment will pass to the Customer on payment of the full price of the Sale Equipment.

c)	Until payment of the full price of the Sale Equipment, C&W may revoke the Customer’s right to use the Sale Equipment by giving the Customer notice in writing.

d)	The Customer will not attempt to let, sell, charge or otherwise seek to dispose of or

CW standard terms 270306_RKSPE	7
April 2006

transfer or otherwise deal with the Sale Equipment in a manner prejudicial to C&W’s rights.

(e)	The Customer will keep the Sale Equipment at the agreed Customer Site, in good repair and in such a way as to indicate that it is C&W’s property.

f)	The Customer will store the Sale Equipment in a safe and secure environment.

g)	C&W will not be responsible for the installation or maintenance of Sale Equipment unless specified in the Order Form and/or Service Schedule or otherwise agreed between the Parties.

N	Confidentiality

1	The Parties will keep all Confidential Information in strict confidence.

2	The recipient of any Confidential Information will:

a)	use a reasonable standard of care in protecting Confidential Information, which will not be less than the standard of care the recipient uses to protect its own confidential information;

b)	only use Confidential Information to perform its obligation under the Agreement;

c)	not disclose Confidential Information to any third party (except that C&W is permitted to share Confidential Information belonging to the Customer with a C&W Party provided that the sharing of information relates to this Agreement and that the C&W Party is bound by confidentiality obligations which are no less onerous than those set out in this Agreement);

d)	when requested by the other disclosing Party, return or destroy (and certify the same to the disclosing Party) the Confidential Information.

3	Information is not “Confidential Information” if it is:

a)	in or enters the public domain other than by breach of clauses N1 to N2; or

b)	already in the recipient’s lawful possession or is obtained by the recipient through a third party who is free to disclose it without confidentiality restrictions; or

c)	authorised for release by the disclosing Party’s written consent; or

d)	required to be disclosed by law or by a component court or regulatory body, provided that reasonable advance notice is provided to the owner of Confidential Information.

4	The confidentiality obligations set out in this clause N will extend, without limit , after the expiry or earlier termination of the Agreement.

O	Data Protection

1	The Parties acknowledge that C&W is the Data Processor and the Customer is the Data Controller of Personal Data received by C&W from the Customer which is held or processed under this Agreement. C&W will process Personal Data in accordance with the Customer’s instructions and the Customer acknowledges that C&W will act on those instructions as reasonably necessary for the provision of the Services.

2	The Customer indemnifies and will hold C&W Parties harmless against all costs, claims, demands, expenses and liabilities of whatsoever nature that arise from the processing of Personal Data under this clause O except where C&W is in breach of clause O4.

3	C&W will have in place adequate technical and organisational security measures so that the confidentiality of processing under this clause O complies with Applicable Data Protection Law.

P	Termination

1	Either Party may terminate the entire Agreement or any Order at any time on 3 months’ written notice to the other Party except that C&W will not exercise this right during the Initial Period.

2	Either Party may terminate the enitre Agreement with immediate effect if any of the following occur in respect of the other Party:

a)	it enters into any compromise or arrangement with its creditors;

b)	an order is made or an effective resolution is passed for its winding up (except for the purposes of amalgamation or reconstruction as a solvent company);

c)	a receiver, manager, or administrator is appointed in respect of the whole or any part of its undertaking or assets; or

d)	any similar or analogous event to those described in sub-clauses (a)-(c) (above) affects that Party in the jurisdiction in which it is domiciled or incorporated.

3	If the Customer is in material breach of this Agreement, then C&W may terminate with immediate effect:

a)	a Service, if the Customer fails to pay any amount due to C&W in respect of that Service within 30 days of the due date; or

b)	the Agreement, provided that if the breach is capable of remedy that the Customer has not remedied that breach within 30 days of C&W giving the Customer written notice to do so.

4	If C&W is in material breach of this Agreement (and if the breach is capable of remedy and C&W has not remedied that breach within 30 days of the Customer giving C&W notice to do so) then the Customer may terminate, with immediate effect:

a)	a Service, if the material breach affects only that Service; or

CW standard terms 270306_RKSPE	8
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b)	the Agreement, if the material breach affects all Services.

Q	Consequences of Termination

1	The Customer will pay all Charges accrued up to and including the effective date of termination.

R	Force Majeure

A Party will not be liable for any failure or delay in performing any of its obligations (except payment obligations) under this Agreement that arise out of, or in connection with, a cause beyond its reasonable control. These causes may include acts of God, inclement or severe weather, industrial disputes (other than those between the affected Party and its own employees), lightning or fire, acts of local or central government or other competent authorities, war, civil disorder, acts of terrorism, acts or omissions of other telecommunications operators or events beyond the reasonable control of its suppliers but will not include failure of power supply. A Party that claims to be affected by a circumstance described in this clause will promptly notify the other Party.

S	Events for which C&W will not liable

C&W will not be liable for any failure or delay in performing any of its obligations under this Agreement that arises out of, or in connection with, any of the following:

a)	a fault in, or any other problem associated with, Customer-supplied electricity or other customer supplied power source, any Customer Equipment, non-maintained structured cabling or other telecommunications systems not operated by C&W;

b)	a fault (including any failure to perform its obligations under this Agreement) or the negligence of the Customer or any third-party that is not within the direct or indirect control of C&W;

c)	any suspension of the Service in accordance with the provisions of the Agreement;

d)	any other circumstances caused by events for which C&W is not liable in accordance with the provisions of the Agreement.

T	Liability

1	The warranties provided by C&W are as expressly set out in this Agreement and C&W excludes all other warranties and conditions (whether implied by statue, common law or otherwise and including any warranty as to fitness for purpose and satisfactory quality) to the extent permitted by law.

2	Except as expressly set out in the Agreement, C&W will not have any liability to the Customer in contract, tort (including negligence) or otherwise arising out of or in connection with the Agreement for any:

a)	loss of goodwill, profits, revenue, business, contracts or anticipated savings;

b)	special, indirect or consequential loss or damage (not falling within T2(a)); or

c)	loss of data.

3	Subject to T6, the maximum aggregate liability (including any Service Credits) of C&W to the Customer in respect of all claims under each Order that arise from a single event or a series of connected events arising from the same circumstances will be limited to:

a)	during the 12 month period from the Service Commencement Date, 125% of all Charges which: (i) have been paid; and (ii) would have been payable during the remainder of the 12 month period (calculated in respect of the usage based Charges by pro-rating over a 12 month period, the Charges actually paid up to and including the date of termination);

b)	from the date 12 months following the Service Commencement Date, 125% of the total Charges paid and payable by the Customer under that order in the 12 months period immediately preceding the event or events leading to such liability.

4	The maximum aggregate liability (including any Service Credits) of C&W to the Customer in respect of all claims arising during any calendar year under this Agreement will in any event be limited to £2,000,000.

5	The Customer indemnifies and will hold C&W Parties harmless against all costs, claims, demands, expenses and liabilities of whatsoever nature incurred by a C&W Party and arising out of, or in connection with, a claim by a third party based on any matter arising within the scope of provisions of clause F and/or M2 up to the limit of 125% of all Charges which: (i) have been paid; and (ii) would have been payable during the remainder of the 12 month period (calculated in respect of the usage based Charges by pro-rating over a 12 month period, the Charges actually paid up to and including the date of termination. The maximum aggregate liability (including any Service Credits) of Customer to C&W in respect of all claims arising during any calendar year under this Agreement will in any event be limited to £2,000,000 C&W will notify the Customer of any claim arising within the meaning of this clause T5 as soon as reasonably practical after becoming aware of it.

6	Nothing in this Agreement will apply so as to restrict either Party’s liability for death or personal injury resulting from that Party’s negligence or for fraud.

U	Miscellaneous Terms

1	Third Party Rights

No provision of this Agreement is enforceable by, or intended to benefit, any other person who is not a Party to this Agreement except that a C&W Party may enforce a provision that is expressly stated to benefit it under this Agreement.

2	Assignment and Transfer

Either Party may assign or transfer this Agreement to a third party with the written consent of the other Party and that consent will not be unreasonably withheld or delayed. C&W may transfer this Agreement (or any rights under them) without consent to a C&W Party.

3	Notices

Any notice required to be given under this Agreement will be given in writing and will be in English and may be delivered in any of the following ways:

a)	by post;

CW standard terms 270306_RKSPE	9
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b)	by, hand; or

c)	by e-mail or facsimile transmission (which in the case of formal notices must be followed up promptly with a copy of the notice sent by post)

a notice will be deemed given when it is delivered. The Customer will send all notices under this Agreement to C&W for the attention of “The Legal and Compliance Department” at the address shown on the Order Form. C&W will send all notices under this Agreement to the Customer at the Customer’s address as shown on the Order Form. Either Party may change its address and person to be notified by notifying the other Party in writing of that change.

4	Amendments

Except as stated in clause D2 or H any amendments to this Agreement must be agreed in writing and signed by both Parties.

5	Survival

Any clauses that are intended to survive termination will survive termination of this Agreement or any Order and will continue in full force and effect.

6	Severability

If any provision of this Agreement is held by a court to be unenforceable then that provision will be deemed to be amended to the extent necessary, and in a manner consistent with the intentions of the Parties, to make it and the Agreement fully enforceable. The unenforceability of any provision of this Agreement will not affect the remaining provisions.

7	No Waiver

A failure by either Party to enforce any of its rights under this Agreement is not a waiver of those rights or any other rights it has under this Agreement.

8	Remedies Cumulative

Subject to clause T, the remedies under this Agreement are cumulative and no remedy is exclusive of any other remedy except as expressly stated.

9	Status of Parties

The Parties are independent parties and this Agreement does not make the Parties principal and agent, partners, employer and employee nor does it create a joint venture. Except that if the Service requires the use of non-C&W services and/or facilities in a location where the local regulations do not permit C&W to order these services and/or facilities directly from the local provider. Customer hereby appoints C&W as its agent to procure the service on its behalf and otherwise deal with the local provider as necessary in order to provide the Service.

10	Entire Agreement

This Agreement sets out the entire understanding of the Parties in relation to its subject matter and supersedes any prior understanding or agreement between the Parties, whether oral or written. The Parties acknowledge that neither has relied on any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this agreement or not) other than as expressly set out in this Agreement.

11	Compliance with laws

Each party will comply with all applicable laws, regulations, codes of practice, guidance and other requirements of any relevant government or governmental agency.

12	Governing Law

This Agreement is made in, and governed by, the laws of England and Wales. The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

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Attachment to

Cable & Wireless

General Terms (Hosting)

UK Edition - Rackspace

CW standard terms 270306_RKSPE	11
April 2006

PARENT COMPANY GUARANTEE

FOR UP TO

£2,000,000

TO

CABLE & WIRELESS UK

(“Cable & Wireless”)

1.	In consideration of Cable & Wireless supplying or continuing to supply to Rackspace Managed Hosting Limited (“the Debtor”) facilities and services for its business under a contract dated [ ] (“the Contract”), [Macro Holdings Inc] whose registered office is at ( ) (“the Guarantor”) hereby unconditionally and irrevocably guarantees and indemnifies Cable & Wireless from and against failure to make payment within agreed payment terms by the Debtor of all sums from time to time owed by it to Cable & Wireless under the Contract together with interest thereon from the due date of Cable & Wireless’s demand on the Debtor at the rate of 3% above the base lending rate of National Westminster Bank plc from time to time and we further undertake to pay to Cable & Wireless on demand all such sums together with interest as aforesaid (which together with the costs as set out in clause 2 below shall be “the Default Amounts”).

2.	The Guarantor agrees to pay to Cable & Wireless all reasonable costs and expenses arising out of or in connection with the recovery by Cable & Wireless of all monies due to Cable & Wireless under this Guarantee.

3.	This Guarantee shall be a continuing Guarantee for all Default Amounts contracted by the Debtor with Cable & Wireless under the Contract and shall remain in force for a period of [3 years] unless and until determined as to future transactions by three (3) months notice in writing from the Guarantor but such determination shall not affect the Guarantor’s liability for the amount recoverable at the date of the expiration of the notice.

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4.	Cable & Wireless may without the Guarantor’s consent and without discharging the Guarantor from its liabilities hereunder, grant to the Debtor such extension of credit, time for repayment or other indulgence as Cable & Wireless may think proper and may treat the Guarantor in all respects in connection with the Default Amounts as if it were jointly and severally liable as principal with the Debtor instead of being merely Guarantor for it.

5.	Cable & Wireless shall not be obliged before taking steps to enforce this Guarantee to take action or obtain judgement against the Debtor.

6.	In order to give effect to this Guarantee, the Guarantor waives any rights which may at any time be inconsistent with any of the above provisions and which it might otherwise, as Guarantor, be entitled to claim and enforce.

7.	As a separate and independent stipulation the Guarantor agrees that all Default Amounts which may not be recoverable from the Guarantor whether by reason of any legal limitation disability or incapacity of the Debtor or any other fact and whether known to Cable & Wireless or not shall nevertheless be recoverable from the Guarantor as sole principal debtor in respect thereof and shall be repaid by the Guarantor on demand in writing made by Cable & Wireless.

8.	The obligations of the Guarantor under this Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Debtor and shall continue in full force and effect until final payment in full of all Default Amounts.

9.	The obligations of the Guarantor under this Guarantee shall not be discharged, impaired or otherwise affected by; the winding-up, dissolution, administration, re-organisation or any change in the status, function, control or ownership of any company including without limitation the Debtor; or the bankruptcy of any person including without limitation the Guarantor himself.

10.	This Guarantee shall be governed by the Laws of England and the English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee.

CW standard terms 270306_RKSPE	13
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This Guarantee dated this                  day of 2006 is executed and delivered as a DEED by _________________ in his/her capacity as Director of (                     )in the presence of:-

signature:

name:

address:

date:

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CW -HOSTING-CO_LOCATION_060406_RKSPE

6th April 2006

1	Introduction

This Service Schedule specifically describes the services associated with the C&W Co-Location product and forms part of the agreement under which C&W provides the Service.

2	Service description

2.1	Introduction

Cable & Wireless Managed Hosting Solutions provide a set of hosting Services to customers. These range from the provision of space, power and Internet connectivity, through to the installation and management of complex, business-critical applications.

Services are defined as discrete Service modules. C&W provides Hosting Services by combining different Service modules to form the Hosting Solution required by the Customer.

The Service modules are grouped according to their main usage into the following categories:

•	Co-Location

•	Managed Hosting

•	Application Management

In general, Co-Location Services are a pre-requisite for Managed Hosting Services and Managed Hosting Services are, in turn, a pre-requisite for Application Management Services.

An individual Service module may also depend on other specific Service modules that must therefore be included in the purchased solution.

For specific Service prerequisites please refer to each Service description.

A specific Service Schedule is available for each of the above categories, and forms part of the whole document framework for Hosting Solutions.

2.2	Service elements

This Service Schedule refers to the Services in the Co-Location category:

•	Facilities Services

•	Data centre space and power at C&W Hosting Centres.

•	Network Services:

•	C&W Network Access - connectivity between the Customer’s Hosting Solution Infrastructure and the C&W Network, via the C&W Hosting Centre Infrastructure

•	C&W Internet Access — Service provided from C&W Hosting Centre Infrastructure through C&W global IP backbone

•	C&W IP VPN QOS - secure, high speed WAN with the ability to prioritise traffic

•	C&W LAN network — direct connections between physically separate Hosting Solutions located in the same C&W Hosting Centre, using either copper or fibre.

The Hosting Services listed above are available at a number of different C&W Hosting Centres, all located in Europe. The availability of specific Services may vary from location to

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location; the Customer Solution Document will state the C&W Hosting Centre(s) to be used and the services to be delivered.

In addition to the Hosting Services listed above, the Customer can also purchase C&W Professional Services in order to:

•	customise Hosting Services

•	obtain additional Services based on the Customer’s individual requirements

•	obtain project management in respect of the Customer’s Hosting Solution

This Service 5chedule does not apply to C&W Professional Services, which (if applicable) will be covered by a Statement of Work (SOW) within the Customer Solution Document, as agreed between C&W and the Customer.

2.2.1	Facility Services

Cable & Wireless Facility Services provide space, power and other facility Services at C&W Hosting Centres.

The Customer can choose from the following options:

•

Single Cabinet — the Customer is provided with a standard 19” Cabinet with sidewalls, and front and back locking doors. The Cabinets are located in shared areas, within the C&W Hosting Centres, that are accessible by other C&W customers.

•

VDC Cage — the Customer is provided with a Cage measuring 7x8 ft. Each VDC Cage has steel mesh walls and is accessible by a key-operated locking sliding door. Each VDC Cage offers customers four 19” Racks and a Wiring Patch Panel.

•	VDC Half Cage — the Customer is provided with a Cage that offers half the floor area and number of the Racks of a VDC Cage and includes a Wiring Patch Panel.

•

Bespoke Cage — the Customer is provided with a bespoke designed cage with rack and power options designed by Cable & Wireless to meet the exact requirement of the customer. This will be described in the Customer Solution Document.

The type of space provided as part of the Customer’s Hosting Solution will be specified in the Customer Solution Document and Order Form.

The following facilities and systems are used to support all C&W Hosting Centres where C&W Facility Services space is provided:

•	fully redundant air conditioning system

•	physical access to each C&W Hosting Centre that is controlled, 24 hours a day, 7 days a week

•	early fire detection system

•	fire suppression system

C&W Facility Services offer, as standard:

•	installation of the Single Cabinet, VDC Cage, VDC Half Cage, Cage within the C&W Hosting Centre

•	installation and provision of a redundant power supply as follows:

•	one redundant pair of 16 A power circuits to each Single Cabinet fused to provide 10 A of useable power

•	redundant pair of 16 A power circuits to each rack in VDC Half Cage or Full Cage, fused to offer 10 A of useable power to each rack.

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•

installation and provision of a redundant pair of Power Distribution Bars to each Single Cabinet, rack in a VDC Half Cage and rack in a VDC Cage, providing 8 IEC sockets, each supporting up to 10 A, per Power Distribution Bar

•

access by the Customer to its Single Cabinets, VDC Cages, at any time (24 hours a day, 7 days a week), subject to four hours’ prior notice by the Customer, by telephone or email. In the case of an emergency, C&W will use reasonable effort to meet a request by the Customer to access its Single Cabinets, VDC Cages, without the required notice period being provided.

Additional service options are available offering:

•	installation and provision of additional power:

•	Single Phase l0A,16A, 20A or 32A

•	3 Phase 10A, 16A, 20A, 32A or 64A

•	power distribution bar 10A with 8 IEC sockets

•	installation and provision of an additional Wiring Patch Panel within a Single Cabinet, VDC Cage or VDC Half Cage

Each Service option ordered incurs additional charges. The Customer Solution Document and Order Form Will specify the additional Service option purchased by the Customer.

For an additional charge, the Customer may use C&W Professional Services to implement a non-standard solution.

2.2.2	Network Services

Cable & Wireless Network Services provide connectivity from the Customer’s Hosting Solution to the C&W Network.

2.2.2.1	C&W Network Access

C&W Network Access provides connectivity between the Customer’s Hosting Solution Infrastructure and the C&W Network, via the C&W Hosting Centre Infrastructure. C&W Network Access provides:

•	installation of the connection(s) from Customer’s Hosting Solution to Hosting Centre infrastructure

•	setup and maintenance of IP addresses and routing for the Customer’s Hosting Solution

•	hosting and maintenance of domain names on C&W DNS servers

Two alternative C&W Network Access Hosting Centre Connections are available:

•	Static Single Line — provides a dedicated, non-redundant network connection between the Customer’s Hosting Solution Infrastructure and the C&W Network, via the C&W Hosting Centre Infrastructure.

•

Static Multiline — provides a dedicated, redundant network connection between the Customer’s Hosting Solution Infrastructure and the C&W network, via the C&W Hosting Centre Infrastructure. The two connections are configured either in Active/Passive or in Active/Active with traffic load balanced across them.

Both Static Single Line and Static Multiline Hosting Centre Connections are available at the following speeds:

•	100 Mbit/s (‘ Fast Ethernet’)

•	1 Gbit/s (‘Gigabit Ethernet’)

The type and speed of the Customer’s Hosting Centre Connection(s) will be specified in the Customer Solution Document.

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2.2.2.2	C&W Internet Access

C&W Internet Access provides global IP backbone Service via the C&W infrastructure. This Service is provided from the C&W Hosting Centre Infrastructure and offers a base committed information rate (“CIR”) with the ability to burst above that level without notice. The standard base CIR bandwidth options available are:

256kbps	6Mbps	25Mbps	70Mbps
512kbps	8Mbps	30Mbps	80Mbps
1Mbps	10Mbps	40Mbps	90Mbps
2Mbps	15Mbps	50Mbps	100Mbps
4Mbps	20Mbps	60Mbps

Higher committed bandwidths are available.

2.2.2.3	C&W IP VPN QOS

All Service details for C&W IP VPN QOS are contained in separate Service Schedule.

2.2.2.4	C&W LAN Network

If required (and subject to additional Charges), C&W can provide the Customer with direct connections between physically separate Hosting Solutions located in the same C&W Hosting Centre. These connections can be provided in either of the following ways:

•	Copper Cross Connects (Cage-to-Cage, Cabinet-to-Cabinet or Cage-to-Cabinet) with CAT5 Cabling and RJ45 connectors

•	Fibre Cross Connects (Cage-to-Cage, Cabinet-to-Cabinet or Cage-to-Cabinet) with multimode fibre cabling and SC connectors

If the Customer wishes to terminate a WAN connection within a C&W Hosting Centre, the following ports are available:

•	X.21

•	G.703

•	ISDN

•	RJ45

•	PSTN

WAN connects can only be terminated in one of the telecommunications room within a C&W Hosting Centre.

2.2.3	Optional C&W Network Services

For additional Charges, the Customer can use C&W Professional Services to implement a non-standard Network Services solution and /or perform modifications to the Customer’s solution after it has been installed. For example

•	installation and provision of additional CAT5 Cabling from the Hosting Centre Infrastructure within a C&W Hosting Centre to a Single Cabinet, VDC Cage or VDC Half Cage

•	Provision of DWDM Service through the C&W network

•	Provision of ISDN connectivity

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2.2.4	Service module prerequisites

The Customer must also purchase C&W Facility Services as part of its Hosting Solution.

3	Fulfilment

3.1	Provisioning

The Service will be provisioned as defined in the Customer Solution Document.

3.1.1	Target Service Levels

C&W will advise the Customer of a Target Service Commencement Date in their Customer Solution Document. C&W will use reasonable endeavours to provision the Service by the Target Service Commencement Date”).

When the Customer Acceptance Test defined in the Customer Solution Document has been completed successfully, C&W will report the results of the testing with a Customer Acceptance Form sent to the Customer Authority. The Customer Authority is required to sign the Customer Acceptance Form to confirm the service is accepted and return the completed form within 14 calendar days of receipt or give written notice of why they will not accept the delivered service. The date that the Customer Acceptance Form is signed is the Service Commencement Date.

If the Customer does not return the signed Customer Acceptance Form within 14 calendar days of receipt then C&W will deem the service to be accepted and that will be the Service Commencement Date.

3.1.2	Service Credits

The Service Credits applicable to a failure to meet the Target Service Commencement Date are as follows:

Delay in Service Commencement	Credit (% of installation charge)

1 point per calendar day after Target Service Commencement Date	1 point = 10% credit [Agreed]

3.1.3	Customer responsibilities during provisioning

•	Nominate the Customer Authority who must be able to make financial and contractual decisions relating to the user requirements

•	Carry out the tasks allocated to the Customer under the project plan agreed with the Customer Authority.

3.2	Change management

Changes management refers to Services that are already delivered and in Service. It is not intended to resolve any loss of Service performance for a customer. It is intended to carry out planned deliberate changes to the Service. The process of change will record the change request and review the change request before contacting the customer with a committed action with respect to the change. These changes will be acted on according to priority

•	Emergency

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•	High

•	Medium

Small changes are for all work requests such as client software installations of already approved packages, minor equipment moves and software changes

Project changes are for all project work such as server moves & installs, major changes, major software releases, multiple client moves.

3.2.1	Target Service Levels

C&W will advise the Customer of a Target Completion Date by which time C&W will use reasonable endeavours to provision the Configuration Change (“Target Completion Date”).

The lead times given in the following table are indicative only.

Change Configuration Type	Lead time
Change request entered in to change system	15 mins
Emergency change request reviewed	12 hours
High priority change request reviewed	48 hours
Low priority change request reviewed	7 calendar days
Small change completed	12 hours

3.2.2	Reporting

C&W will update the Customer on progress daily by phone or email.

3.2.3 Service Credits

The Service Credits for failure to meet the Target Completion Date are as follows:

KPI	Delay in Change Management	Credits (% of monthly charge)
Change request entered	1 point per 15 mins below target	1 point = 1% credit
Emergency change request reviewed	1 point per 6 hours below target	1 point = 1% credit
High change reviewed	1 point per 24 hours below target	1 point = 1% credit
Low change reviewed	1 point per calendar day below target	1 point = 1% credit
Small Change	1 point per 2 hours below target	1 point = 1% credit

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4	Assurance

4.1	Availability

4.1.1	Definition of availability

A Service is available when it is accessible to the customer.

The measurement of availability of the Service is expressed as:

P = A - B / A x l00

Where:

•	P = Percentage availability

•	A = Number of hours in a year

•	B = Number of hours during which the Service is unavailable

The period of unavailability at a Customer Site will be measured from the time earlier of when the Customer advises C&W or C&W advises the Customer and C&W Trouble Ticket is raised in accordance with the fault-reporting procedures described in this Service Schedule, and will end at the time when the Service is restored and C&W advises the Customer either in person or by closing the trouble ticket via the customer portal. [Agreed]

The measurement of availability will begin on the first day following the Service Commencement Date.

4.1.2	Target Service Levels

Cable & Wireless will endeavor to achieve the following Target Service Levels on the defined Key Performance Indicators:

4.1.2.1	Definitions

Facility Service Availability: That the facility for housing Customer Equipment is suitable to house IT or Telecommunications equipment in respect of:

•	Physically secure from damage or loss by human action, flood, fire or weather.

•	Humidity 50% + or- 15%

•	Temperature between 16C and 23C

•	Power within 5% of current and voltage defined in the Customer solution document.

Internet Access Availability: Connection can be made from C&W Primary Backbone Node to the Customer, including all services provided by C&W to archieve that such as C&W Network Access, data centre network infrastructure and C&W core Internet backbone service.

4.1.2.2	Targets

Facility Service availability (power, air, con etc)	99.99%
Internet Access availability	100%

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4.1.3	Reporting

C&W will report the service availability to the customer annually by email.

Facility availability will be reported 24x7 via Customer Portal service tickets.

Internet Access availability will be reported 24x7 via Customer Portal service.

4.1.4	Service Credits

If the availability of the Service falls below the Service Level target, then the Customer will be entitled to claim Service Credits as detailed below and if the service is unavailable for more than 24 hours in one month or 48 hours in any rolling 6 month period, then the Customer can terminate forthwith. [Agreed].

Availability range	Credits (% of annual charge)
1 point per 1% below target	1 point = 20% credit [Agreed]

4.2	Service specific performance indicators

The following Service specific performance indicators are offered:

•	Internet Access

All other C&W Network Services service details are contained in separate Service Schedules specific to that Service.

4.2.1	Definition

Network Latency is the time it takes for an IP packet to cross a network from source to destination and back to the source

Packet Loss is the percentage of IP packets not delivered

4.2.2	Target Service Level

4.2.2.1	Internet Access

Monthly average targets

Region	Parameters	Target
Europe-North America	Network Latency (ms)	90
	Packet Loss (%)	0.2
North America	Network Latency (ms)	55
	Packet Loss (%)	0.2
UK-North America	Network Latency (ms)	90
	Packet Loss (%)	0.2
Europe	Network Latency (ms)	35
	Packet Loss (%)	0.2
Europe-UK	Network Latency (ms)	20
	Packet Loss (%)	02

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4.2.3	Reporting

Network Latency and Packet Loss measures will be reported 24x7 via Customer Portal Service.

4.2.4	Prerequisites to meet Target Service Level

None

4.2.5	Service Credits

If the availability of the Service falls below the Service Level target, then the Customer will be entitled to claim Service Credits as detailed below.

Availability range	Credits (% of annual charge)
1 point per Network Latency Target Missed in the month	1 point = 1% credit
1 point per Packet Loss Target Missed in the month	1 point = 1% credit

4.3	Fault Management

A fault is an incident which affects the Service performance. It is specifically not anything that involves requests for work, such requests are change requests and are addressed in that section.

4.3.1	Target Service Levels

4.3.1.1	Service desk

C&W service desk will be available 24 hours a day, each day of the week.

C&W endeavours to answer customer phone calls within 20 seconds.

4.3.1.2	Fault resolution

To comply with the fault resolution process the Customer will have to:

•	appoint a limited number of central points of contact within its organization who will be responsible for reporting faults to and progressing faults with C&W; [Agreed]

•

use all reasonable endeavours to ensure that the fault has not arisen as a result of any matter that is not C&W’s responsibility under this Agreement before reporting a suspected fault with the Service to C&W;

•	complete all initial troubleshooting activity specified by C&W before reporting a fault to C&W; and

•	reasonably assist C&W in the correction of any fault.

If, after due investigation, the Customer has reason to suspect that there is a fault with the Backbone, the access provided by C&W, or a router maintained or managed by C&W, the Customer must report the suspected fault to C&W via the process C&W gives to the Customer for this purpose.

4.3.1.2.1	Fault logging

Suspected faults will be logged and each call will be time-stamped and allocated a unique call reference number to be used for all progress updates.

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The Customer must provide adequate information to C&W when the problem is first reported to enable C&W to diagnose and resolve suspected faults. This information will include, but is not limited, to:

•	Customer name

•	the name, telephone number and email of the person reporting the fault

•	Customer contact name, telephone number and email (if different from the person reporting the fault)

•	the physical location of the fault, if known

•	the number of Customer Sites affected by the fault

•	confirmation that all physical connections to affected devices are sound and that the power supply is unaffected

•	confirmation that a re-start of affected devices has been attempted

•

any other details that may be relevant to diagnosis of the fault (including, but not limited to, C&W Services at the Customer Site, symptoms, events or actions leading up to the fault, any tests carried out in attempting to isolate the problem, any environmental conditions that may be causing the fault).

4.3.1.2.2	Fault severity levels

The service desk will allocate a severity code to the trouble ticket as defined below:

•	Severity 1: Service to the Customer has completely stopped or is so seriously impaired that the Service is unusable. Business operations are severely impacted.

•	Severity 2: Service to the Customer is severely limited but is still usable. Business operations are degraded.

•	Severity 3: Service to the Customer is impeded or has lost some functionality.

•	Severity 4: Service is affected by a minor, random or generic fault that does not generate sustained loss of function but may intermittently cause some loss of function.

4.3.1.2.3	Target Time to Respond, Time to Restore and Time to Fix

C&W will use reasonable efforts to resolve a fault as stated in the table below.

Time to Respond	Severity 1	15 min
	Severity 2	1 hour
	Severity 3	2 hours
	Severity 4	4 hour

Time to Restore	Severity 1	4 hours
	Severity 2	8 hours
	Severity 3	16 hours
	Severity 4	24 hours

Time to Fix	Severity 1	12 hours
	Severity 2	24 hours
	Severity 3	3 calendar days
	Severity 4	7 calendar days

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‘Time to Respond’ is the elapsed time during the hours of coverage from a fault log being created by the C&W Customer service desk to record that a fault has occurred (in the event that the fault is affecting the availability of the Service, e.g. an equipment is inoperative) to the arrival on the Customer’s premises of a C&W representative or remote access using interrogation equipment where installed.

‘Time to Restore’ is the elapsed time during the hours of coverage from a fault log being created by the C&W service desk to record that a fault has occurred (in the event that the fault is affecting the availability of the Service) to the declaration by C&W that the availability of Service has been restored.

‘Time to Fix’ is the elapsed time during the hours of coverage from a fault log being created by the C&W service desk to record that a fault (a fault could not necessary affect the availability of the Service, e.g. failure in any redundant component) has occurred to the declaration by C&W that the fault has been fixed. At this point the trouble ticket is closed by C&W.

4.3.2 Reporting

C&W will provide the Customer with the following updates depending on the severity levels:

Fault tracking	Severity 1	1 hours
	Severity 2	2 hours
	Severity 3	8 hours
	Severity 4	8 hours

Contact channel	Phone

4.3.3 Service credits

Time to respond exceeding	Credits (% of monthly charge)
1 point per 30 mins late	1 point = 1% credit
Time to restore exceeding	Credits (% of monthly charge)
1 point per 1 hour late	1 point = 1% credit
Time to fix exceeding	Credits (% of monthly charge)
1 point per 1 day late	1 point = 1% credit

5	Billing of Service

The Charges for Hosting Services consist of one or more of the following components, which will be specified in the Customer’s Order Form:

•	Non Recurring Charges (NRC)

•	Monthly Recurring Charges (MRC)

•	Monthly Variable Charges (MVC)

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C&W will bill the Customer as follows:

•	monthly in advance for all MRCs

•	monthly in arrears for all MVCs

•	in advance for all NRCs shown in the Customer’s Order Form

•	in arrears for all other NRCs raised periodically during the Agreement (e.g. charges for professional services)

5.1	Internet Access bandwidth tariff models

Although the Customer commits to a base level of bandwidth, the Customer’s bandwidth is not limited to a set level. Inbound and outbound traffic can burst up to the maximum connection capacity available. The Customer pays only a fixed monthly Charge if the base bandwidth level is not exceeded. However, if the base level is exceeded, the Customer pays an additional variable monthly Charge.

C&W will use the following procedure each calendar month to determine the applicable monthly Charges for bandwidth billed on a 95% burstable basis:

•	C&W will take a sample every 15 minutes throughout the month to measure the Customer’s total inbound and outbound traffic levels.

•

C&W will determine the Mbit/s for each 15-minute interval. For a given month, C&W will ignore the 5% of the measurements with the greatest Mbit/s rate and then determine the next greatest Mbit/s rate (the ‘95% Rate’).

•

If the 95% Rate does not exceed the base bandwidth level selected by the Customer, the bandwidth Charge for that month will be based on the fixed monthly Charge that applies to the base bandwidth level (as specified in the Authorisation Form).

•

If the 95% Rate exceeds the base bandwidth level selected by the Customer, the bandwidth Charge for that month will be the aggregate of (a) the fixed monthly Charge applicable to the base level and (b) a variable monthly Charge based on the 95% Rate. The variable Charge for bandwidth will be the current published C&W rate.

Bandwidth Charges and all other Charges for network Services will be specified in the Customer’s Authorisation Form.

The customer can choose to aggregate bandwidth Charges across multiple Hosting Centre Connections. The Authorisation Form will specify whether this option has been selected. If this option is selected:

•	The bandwidth MRC for the Customer’s Hosting Solution will be set as a rate based on the aggregate base bandwidth rates.

•	The bandwidth MVC for the Customer’s Hosting Solution will be calculated according to all of the bandwidth usage across all of the Hosting Centre Connections in any given month.

Subject to the limits specified below, the Customer may change the selected bandwidth that applies to a given calendar month by giving C&W written notice in a form specified by C&W of the change by the 25th day of the preceding calendar month.

The following limits apply to the Customer changing its bandwidth tariff model and/or selected bandwidth:

•	the Customer may request a change only once each calendar month

•

the Customer may, with written notice provided to C&W by the 25th day of the month and 90 days after the Service Commencement Date, request a change that would result in a MRC and/or MVC (as applicable) that is less than that initially specified in the Authorisation Form

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•

except as described above, the Customer may request a change only if it would result in a MRC and/or MVC (as applicable) that is equal to or greater than that initially specified in the Authorisation Form

6	Additional conditions

6.1	Service Credits

Any credits will be applied to the Customer’s next bill after agreement that such credits are due. All Service Credits will only be payable if:

•	C&W proactively notifies the Customer that a Service Credit is payable.

•

The Customer notifies its C&W representative that a Service Credit is payable, such notification to be made in writing within 30 calendar days of the date of the invoice in respect of the applicable charges.

6.2	Service Credits limits

C&W’s total liability in respect of all Service Credits payable shall not exceed:

•	100% of installation charges regardless of the number of points total as for violations of the provisioning Target Service Levels; [100% Agreed]

•	100% of monthly charges regardless of the number of points total as for violations of the monthly measured (e.g. change management and fault management) Target Service Levels; [100% Agreed]

•	100% of charges raised in any annual period regardless of the number of points total as for violations of the annually measured (e.g. Availability) Target Service Levels. [100% Agreed]

[Agreed]

6.3	Events for which C&W will not be liable

C&W will not be liable for and shall not be liable to pay Service Credits for any failure or delay in performing any of its obligations under this Agreement that arises out of, or in connection with:

•	the items specified in section T of the General Terms

•	Planned Outages. [need a definition of this appropriate to this service] [Defined in Clause 1 of General tgterms]

4. [agreed]

6.4 Use of the Service

C&W may monitor use of Service (and disclose and otherwise use the information so obtained) only to the extent allowed by applicable privacy and other laws and regulations and only to:

(a)	comply with applicable law, regulation or other governmental request or order;

(b)	make sure that the Service is not being used in a manner that violates C&W’s

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Acceptable Use Policy or any applicable law or regulation, or otherwise exposes C&W to legal liability, whether this use is by the Customer or any other entity or person using the Service and whether or not this use is authorized or consented to by the Customer;

(c)	protect the integrity of the public Internet and /or C&W’s systems and networks;

(d)	provide Service in keeping with the terms of the Agreement; or

(e)	take other actions agreed to or requested by the Customer.

6.5 Non-solicitation

The Customer will not directly or indirectly, solicit or attempt to solicit for employment any persons employed by a C&W Party or contracted by a C&W Party to provide the Service to the Customer. This restriction applies during the term of the Agreement and for a period of 12 months after the termination or expiry of the Agreement.

7 Glossary

A Cabinet is a standard 19” wide rack installed at a Hosting Centre, with side-walls, and front and back locking doors.

A Cage is an area in a Hosting Centre that is surrounded by walls of meshed steel and is accessible by a key operated locking sliding door. It may be considered to be a Customer Site for some purposes of this Agreement.

CAT5 Cabling is the standard for copper cabling that is used in Hosting Centres to connect equipment to a copper network at Ethernet or Fast Ethernet speed.

C&W IP Backbone is C&W’s Internet Protocol (IP) network between its Primary Backbone Nodes. The C&W IP Backbone does not include, among other things, any Access Facilities, backhaul facilities, Customer Equipment.

C&W Network is the C&W IP network between the Primary Backbone Nodes, excluding Hosting Centre Infrastructure, Hosting Solution Infrastructure, Access Facilities, C&W-Managed Equipment and Customer Equipment.

C&W Professional Services are consultancy, implementation and Hosting Solution design services provided by C&W in connection with Customer’s Hosting Solution. C&W Professional Services are detailed in statements of work agreed between C&W and Customer either under the Agreement or under a seperate professional Service agreement.

C&W Site Procedures are the procedures and standards C&W establishes from time-to-time for:

•	accessing, delivering and installing Customer Equipment at a C&W Site;

•	terminating local access facilities at a C&W Site;

•	removing Customer Equipment from a C&W Site; and

•	other like activities at a C&W Site.

Configuration Change is any addition, reduction, variation or any other change to the Service ordered by the Customer. Changes can be Hard or Soft:

•

Hard Configuration Change is a change to the Service provided to the Customer that may include, but is not limited to, transfer of Service, or of part of it, between sites, modifications requested by the Customer to alter the Service at a Customer Site requiring physical intervention, physical movement of a Customer Site, migration

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between physical access options, device substitution, removing a Customer Site from the Service, etc.

•

Soft Configuration Change is a change to the Service provided to the Customer that does not constitute an Hard Configuration Change that may include, but is not limited to, remote modifications requested by the Customer to alter the Service at a Customer Site conducted by C&W and not requiring physical intervention.

A Cross Connect is a cabling service, which purpose is to backhaul a physical link of any type from one point to another within a Hosting Centre.

Customer’s Network Environment is the Customer specific hardware and software configured in a network to provide the Customer’s data solution.

Customer Solution Document is the Document prepared by Cable & Wireless technical architects to describe the solution business requirements, the technical solution, any service choices or options taken, outline Provide project, Customer Acceptance Test regime, operational technical details of the Customer’s solution. It is a living document that will be updated through out the life of the service when changes are made. All changes are subject to formal change control procedures.

A Hosting Centre is a C&W Site with connectivity to the C&W Network used to provide Hosting Services to Customer.

Hosting Centre Connection is the portion of the Hosting Centre Infrastructure that connects to the Hosting Solution Infrastructure. A Hosting Centre Connection can be either:

•	Static Single Line, being a single non-redundant connection; or

•	Static MultiLine, being a redundant connection.

Hosting Centre Infrastructure comprises two parts:

•	the Hosting Centre Connection(s);

•	the uplink from the Hosting Centre Connections to the C&W Network.

Hosting Services are the hosting services provided by C&W under the Agreement. The Service Schedule details the range of available Hosting Services and the Authorisation Form specifies those provided by C&W under the Agreement.

Hosting Solution is the Hosting Services taken as a single solution provided by C&W to the Customer.

Hosting Solution Infrastructure is the network based C&W-Managed Equipment dedicated to Customer’s Hosting Solution. Hosting Solution Infrastructure comprises of any of the following:

Latency measurements are based upon average month round-trip transmissions across certain Primary Network Nodes on the C&W Network taken at 15-minute intervals throughout each 24-hour period.

Network and Facilities Services are the Hosting Centre space, power, bandwidth and other facility Services provided by C&W as part of the Hosting Solution in accordance with this Co-location Service Schedule.

Network Latency is the time it takes for an Internet Protocol (IP) packet to cross a network from source to destination and back to the source.

Packet Loss is the percentage of IP packets that are not delivered.

A Power Distribution Bar is a distribution bar to connect and serve multiple devices with electrical power.

A Primary Backbone Node is a node on the C&W IP backbone as identified by C&W from time to time. These nodes are currently shown in the Monthly Statistics section at www.cw.com/sla.

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Production Site is the hardware and software platform including the Customer’s Application, on which the Customer runs its live business.

A Rack is a frame out of steel in a standard 19” format to house server and networking equipment.

RJ45 connectors are the standard registered jack connectors for copper cabling that are used in Hosting Centres to connect equipment to a copper network.

SC Connectors are the standard small cap connectors for fibre optic cabling that are used in Hosting Centres to connect equipment to a fibre optic network.

Up and Down Status describes whether an IP device is up and running or alternatively is not reachable by other IP devices connected to it.

A VDC Cage is an area in a Hosting Centre that is separated by a wall or a cage out of meshed steel and is accessible by a key operated locking sliding door.

A Virtual Private network (VPN) is a network of secure encrypted tunnels across the internet.

A Wiring Patch Panel is a distribution bar with RJ45 connectors used to connect multiple network devices to a CAT5 network.

Working Day is any day Monday to Friday, excluding local public holidays.

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